                                                                    Exhibit 4(a)


                            THE E.W. SCRIPPS COMPANY
                          EMPLOYEE STOCK PURCHASE PLAN


                               SECTION 1 - PURPOSE
                               -------------------

                  The E.W. Scripps Company Employee Stock Purchase Plan is adopted and established by The E.W. Scripps Company, an Ohio corporation, on the date set forth below, effective as of January 1, 1998, for the general benefit of the Employees of the Company and of certain of its Subsidiaries. The purpose of the Plan is to facilitate the purchase of Shares by Eligible Employees.

                             SECTION 2 - DEFINITIONS
                             -----------------------

a.       "ACT" shall mean the Securities Act of 1933.

b. "ADMINISTRATOR" shall mean the Board of Directors of the Company, a designated committee thereof, or the person(s) or entity delegated the responsibility of administering the Plan.

c. "AGENT" shall mean the bank, brokerage firm, financial institution, or other entity or person(s) engaged, retained or appointed to act as the agent of the Employer and of the Participants under the Plan. The Agent shall initially be Merrill Lynch, Pierce, Fenner & Smith Incorporated.

d.       "BOARD" shall mean the Board of Directors of the Company.

e. "CLOSING VALUE" shall mean, as of a particular date, the value of a Share determined by the closing sales price for such Share (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange for the last market trading day prior to the date of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable.

f. "CODE" shall mean the Internal Revenue Code of 1986, as amended and currently in effect, or any successor body of federal tax law.

g. "COMPANY" shall mean The E.W. Scripps Company, including any successor thereto.

h. "COMPENSATION" shall mean regular base salary or wages, shift differential, commissions (as paid) and draw actually received as of a particular pay date, including any amounts not paid to an Employee pursuant to an election under Code Sections 125 and 401(k). Compensation shall not include any deferred compensation, bonuses, overtime, severance or dismissal pay, cost-of-living allowances, or any extraordinary pay, or any compensation after an Employee's last day of work except for purposes of Section 8 b. hereof.

i. "DESIGNATED SUBSIDIARIES" shall mean all Subsidiaries whose Employees have been designated by the Board, in its sole discretion, as eligible to participate in the Plan.

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j.       "ELIGIBLE EMPLOYEE" means any Employee who (1) has worked as an employee of an Employer for at least one (1) year, (2) is regularly scheduled to work at least twenty (20) hours per week, (3) is customarily employed for at least five (5) months each calendar year, and (4) is not a member of a collective bargaining unit unless the collective bargaining agreement covering such person specifically provides for eligibility to participate in this Plan.

k. "EMPLOYEE" means any person who performs services as a common law employee of an Employer, and does not include "leased employees," as that term is defined under Code Section 414(n), or other individuals providing services to an Employer in a capacity as an independent contractor.

l. "EMPLOYER" means, individually and collectively, the Company and the Designated Subsidiaries.

m. "ENROLLMENT PERIOD" shall mean the one (1) calendar month period preceding an Offering Period during which Eligible Employees may elect to participate in the Plan with respect to such Offering Period.

n. "OFFERING PERIOD" shall mean the one (1) calendar quarter period during which Participants in the Plan authorize payroll deductions to fund the purchase of Shares on their behalf under the Plan.

o. "PARTICIPANT" means any Eligible Employee who has elected to participate in the Plan for an Offering Period by authorizing payroll deductions and entering into a written subscription agreement with an Employer or the Administrator during the Enrollment Period for such Offering Period.

p.       "PLAN" shall mean The E.W. Scripps Company Employee Stock Purchase
         Plan.

q. "PLAN ACCOUNT" shall mean the individual account established by the Agent for each Participant for purposes of accounting for and/or holding each Participant's Shares, dividends and distributions.

r.       "PLAN YEAR" shall mean the calendar year.

s. "PURCHASE PRICE" shall mean, for each Share purchased in accordance with Section 4 hereof, an amount equal to the lesser of (1) ninety percent (90%) of the Closing Value of a Share on the first Trading Day of each Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date the right to purchase such Shares was granted to each Eligible Employee who is, or elects to become, a Participant); or (2) ninety percent (90%) of the Closing Value of such Share on the last Trading Day of the Offering Period, or the earliest date thereafter as is administratively feasible (which for Plan purposes shall be deemed to be the date each such right to purchase such Shares was exercised).

t.       "SHARES" means the Class A common shares of the Company.


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u.       "SUBSIDIARY" shall mean a corporation, domestic or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary (or as otherwise may be defined in Code Section 424).

v. "TRADING DAY" shall mean a day on which national stock exchanges and The New York Stock Exchange are open for trading.

                         SECTION 3 - ELIGIBLE EMPLOYEES
                         ------------------------------

                  a. IN GENERAL. Participation in the Plan is voluntary. All Eligible Employees of an Employer are eligible to participate in the Plan. Each Eligible Employee who is a Participant shall have the same rights and privileges as every other Eligible Employee who is a Participant, and only Eligible Employees of an Employer satisfying the applicable requirements of the Plan will be entitled to be a Participant.

                  b. LIMITATIONS ON RIGHTS. An Employee who otherwise is an Eligible Employee shall not be entitled to purchase Shares under the Plan if (1) such purchase would cause such Eligible Employee to own Shares (including any Shares which would be owned if such Eligible Employee purchased all of the Shares made available for purchase by such Eligible Employee under all purchase rights then held by such Eligible Employee, whether or not then exercisable) representing five percent (5%) or more of the total combined voting power or value of each class of stock of the Company or any Subsidiary; or (2) such purchase would cause such Eligible Employee to have rights to purchase more than $25,000 of Shares under the Plan (and under all employee stock purchase plans of the Company and its Subsidiary corporations which qualify for treatment under Section 423 of the Code) for any calendar year in which such rights are outstanding (based on the Closing Value of such Shares, determined as of the date such rights are granted and can first be exercised hereunder). For purposes of clause (1) of this paragraph b., the attribution rules set forth in Section 424(d) of the Code and related regulations shall apply. For purposes of applying the $25,000 limitation, the number of Shares covered by one right may not be carried over to any other right.

                   SECTION 4 - ENROLLMENT AND OFFERING PERIODS
                   -------------------------------------------

                  a. ENROLLING IN THE PLAN. To participate in the Plan, an Eligible Employee must enroll in the Plan. Enrollment for a given Offering Period will take place during the Enrollment Period for such Offering Period. The initial Enrollment Period shall commence December 1, 1997, and end December 31, 1997, and apply with respect to offers and purchases of Shares under the Plan for the first Offering Period (which runs from January 1, 1998, through March 31, 1998) of the Plan Year commencing January 1, 1998 (or if later, the effective date of the registration statement to be filed with the Securities and Exchange Commission in connection with the Shares to be purchased hereunder). The second Enrollment Period shall commence on March 1, 1998, and run through March 31, 1998, and shall apply with respect to offers and purchases of Shares under the Plan for the second Offering Period (which runs from April 1, 1998, through June 30, 1998) of the Plan Year.



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Participation in the Plan with respect to any one or more of the Offering
Periods shall neither limit nor require participation in the Plan for any other Offering Period.

                  b. THE THREE-MONTH OFFERING PERIOD. Any Employee who is an Eligible Employee and who desires to purchase Shares hereunder must file with the Administrator or Employer an authorization for payroll deduction and a subscription agreement during an Enrollment Period. Such authorization shall be effective for the Offering Period immediately following such Enrollment Period. Each Offering Period shall last for three (3) calendar months, commencing on the first day (or the First Trading Day) of the calendar quarter and ending on the last day (or the last Trading Day) of the calendar quarter. There shall be four
(4) Offering Periods each Plan Year during the term of this Plan. On the first day (or the First Trading Day) of each Offering Period each Participant shall be granted the right to purchase Shares under the Plan and such right shall last only for three (3) months, i.e., it shall expire at the end of the Offering Period for which it was granted.

                  c. CHANGING ENROLLMENT. The offering of Shares pursuant to the Plan shall occur only during an Offering Period and shall be made only to Participants. Once an Eligible Employee is enrolled in the Plan, the Administrator or Employer will inform the Agent of such fact. Once enrolled, a Participant shall continue to participate in the Plan for each succeeding Offering Period until he or she terminates his or her participation by revoking his or her payroll deduction authorization or ceases to be an Eligible Employee. Once a Participant has elected to participate under the Plan, that Participant's payroll deduction authorization and subscription agreement shall apply to all subsequent Offering Periods unless and until the Participant ceases to be an Eligible Employee, modifies or terminates said authorization and/or agreement or withdraws from the Plan. If a Participant desires to change his or her rate of contribution, he or she may do so effective for the next Offering Period by filing a new authorization for payroll deduction and/or subscription agreement with the Administrator or Employer during the Enrollment Period immediately preceding such Offering Period, in accordance with rules and procedures established by the Administrator.

                            SECTION 5 - TERM OF PLAN
                            ------------------------

                  This Plan shall be in effect from January 1, 1998, until it is terminated by action of the Board.

                SECTION 6 - NUMBER OF SHARES TO BE MADE AVAILABLE
                -------------------------------------------------

                  The total number of Shares made available for purchase by Participants under the Plan is 200,000, which may be authorized but unissued shares, treasury shares, or shares purchased by the Plan in the open market. The provisions of Section 9 b. shall control in the event the number of Shares to be purchased by Participants during any Offering Period exceeds the number of Shares available for sale under the Plan. If all of the Shares authorized for sale under the Plan have been sold, the Plan shall either be continued through additional authorizations of Shares made by the Board (such authorizations must, however, comply with Section 17 hereof), or shall be terminated in accordance with Section 17 hereof.



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                            SECTION 7 - USE OF FUNDS
                            ------------------------

                  All payroll deductions received or held by an Employer under the Plan may be used by the Employer for any corporate purpose, and the Employer shall not be obligated to segregate such payroll deductions. Any amounts held by an Employer or other party holding amounts in connection with or as a result of payroll withholding made pursuant to the Plan and pending the purchase of Shares hereunder shall be considered a non-interest-bearing, unsecured indebtedness extended to the Employer or other party by the Participants.

              SECTION 8 - AMOUNT OF CONTRIBUTION; METHOD OF PAYMENT
              -----------------------------------------------------

                  a. PAYROLL WITHHOLDING. Except as otherwise specifically provided herein, the Purchase Price will be payable by each Participant by means of payroll withholding. The withholding shall be in increments of one percent (1%). The minimum withholding permitted shall be an amount equal to one percent (1%) of a Participant's Compensation and the maximum withholding shall be an amount equal to ten percent (10%) of a Participant's Compensation. In any event, the total withholding permitted to be made by any Participant for a Plan Year shall be limited to the sum of $22,500. The actual percentage of Compensation to be deducted shall be specified by a Participant in his or her authorization for payroll withholding. Participants may not deposit any separate cash payments into their Plan Accounts.

                  b. APPLICATION OF WITHHOLDING RULES. Payroll withholding will commence with the first paycheck issued during the Offering Period and will continue with each paycheck throughout the entire Offering Period, except for pay periods for which such Participant receives no compensation (e.g., uncompensated personal leave, leave of absence, etc.). A pay period which overlaps Offering Periods will be credited in its entirety to the Offering Period in which it is paid. Payroll withholding shall be retained by the Employer or other party responsible for making such payment to the Participant, until applied to the purchase of Shares as described in Section 9 and the satisfaction of any related federal, state or local withholding obligations (including any employment tax obligations), or until returned to such Participant in connection with a withdrawal from the Plan or a revocation of authorization described in Section 13.

                  At the time the Shares are purchased, or at the time some or all of the Shares issued under the Plan are disposed of, Participants must make adequate provision for the Employer's federal, state, local or other tax withholding obligations (including employment taxes), if any, which arise upon the purchase or disposition of the Shares. At any time, the Employer may, but shall not be obligated to, withhold from each Participant's Compensation the amount necessary for the Employer to meet applicable withholding obligations, including any withholding required to make available to the Employer any tax deductions or benefits attributable to the sale or early disposition of Shares by the Participant. Each Participant, as a condition of participating under the Plan, shall agree to bear responsibility for all federal, state, and local income taxes required to be withheld from his or her Compensation as well as the Participant's portion of FICA (both the OASDI and Medicare components) with respect to any Compensation arising on account of the purchase or disposition of Shares. The Employer may increase income and/or employment tax withholding on a Participant's Compensation after the purchase or disposition of Shares in order to comply with federal, state and local tax


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laws, and each Participant shall agree to sign any and all appropriate documents to facilitate such withholding.

                   SECTION 9 - PURCHASING, TRANSFERRING SHARES
                   -------------------------------------------

                  a. MAINTENANCE OF PLAN ACCOUNT. Upon enrollment in the Plan by a Participant and upon receipt by the Agent of such data as it requires, the Agent shall establish a Plan Account in the name of such Participant. At the close of each Offering Period, the aggregate amount deducted during such Offering Period by the Employer from a Participant's Compensation (and credited to a non-interest-bearing account maintained by the Employer or other party for bookkeeping purposes) will be communicated by the Employer to the Agent and shall thereupon be credited by the Agent to such Participant's Account (unless the Participant has given written notice to the Administrator of his or her withdrawal or revocation of authorization, prior to the date such communication is made). As of the last day of each Offering Period, or as soon thereafter as is administratively feasible, the Agent will automatically purchase Shares on behalf of each Participant with respect to those amounts reported to the Agent by the Administrator or Employer as creditable to that Participant's Plan Account. On the date of purchase of such Shares, the amount then credited to the Participant's Plan Account for the purpose of purchasing Shares hereunder will be divided by the Purchase Price and there shall be transferred to the Participant's Plan Account by the Agent the number of full and fractional Shares which results.

                  b. INSUFFICIENT NUMBER OF AVAILABLE SHARES. In the event the number of Shares to be purchased by Participants during any Offering Period exceeds the number of Shares available for sale under the Plan, the number of Shares actually available for sale hereunder shall be limited to the remaining number of Shares authorized for sale under the Plan and shall be allocated in accordance with the Company's instructions by the Agent among the Participants in proportion to each Participant's Compensation during the Offering Period over the total Compensation of all Participants during the Offering Period. Any excess amounts withheld and credited to Participants' Accounts then shall be returned to the Participants as soon as is administratively feasible.

                  c. HANDLING EXCESS SHARES. In the event that the number of Shares which would be credited to any Participant's Plan Account in any Offering Period exceeds the limit specified in Section 3 b. hereof, such Participant's Account shall be credited with the maximum number of Shares permissible, and the remaining amounts will be refunded in cash as soon as administratively practicable.

                  d. STATUS REPORTS. Statements of each Participant's Plan Account shall be given to participating Employees at least quarterly. The statements shall set forth the Purchase Price and the number of Shares purchased. The Agent shall hold in its name, or in the name of its nominee, all Shares so purchased and allocated. No certificate will be issued to a Participant for Shares held in his or her Plan Account unless he or she so requests in writing or unless such Participant's active participation in the Plan is terminated due to death, disability, separation from service or retirement.

                  e. IN-SERVICE SHARE DISTRIBUTIONS. A Participant may request that a certificate for all or part of the full Shares held in his or her Plan



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Account be sent to him or her after the relevant Shares have been purchased and allocated. All such requests must be submitted to the Agent. No certificate for a fractional Share will be issued; the fair value of fractional Shares, as determined pursuant to the Plan on the date of withdrawal of all Shares credited to a Participant's Plan Account, shall be paid in cash to such Participant. The Plan may impose a reasonable charge, to be paid by the Participant, for each stock certificate so issued prior to the date active participation in the Plan ceases; such charge shall be paid by the Participant to the Administrator or Employer prior to the date any distribution of a certificate evidencing ownership of such Shares occurs. If a Participant requests a certificate, he or she shall be ineligible to participate in the Plan during the Offering Period following the one in which the request for a certificate was made.

                 SECTION 10 - DIVIDENDS AND OTHER DISTRIBUTIONS
                 ----------------------------------------------

                  a. REINVESTMENT OF DIVIDENDS. Cash dividends and other cash distributions received by the Agent on Shares held in its custody hereunder will be credited to the Plan Accounts of individual Participants in accordance with their interests in the Shares with respect to which such dividends or distributions are paid or made, and will be applied, as soon as practical after the receipt thereof by the Agent, to the purchase in the open market or otherwise at prevailing market prices of the number of whole and fractional Shares capable of being purchased with such funds (after deduction of any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost payable in connection with the purchase of such shares and not otherwise paid by the Employer).

                  b. SHARES TO BE HELD IN AGENT'S NAME. All purchases of Shares made pursuant to this Section will be made in the name of the Agent or its nominee, shall be held as provided in Section 9 hereof, and shall be transferred and credited (to the nearest one one-thousandth of a share) to the Plan Account(s) of the individual Participant(s) to which such dividends or other distributions were credited. Dividends paid in the form of Shares will be allocated by the Agent, as and when received, with respect to Shares held in its custody hereunder to the Plan Accounts of individual Participants (to the nearest one one-thousandth of a share) in accordance with such Participants' interests in such Shares with respect to which such dividends were paid. Property, other than Shares or cash, received by the Agent as a distribution on Shares held in its custody hereunder, shall be sold by the Agent for the accounts of the Participants, and the Agent shall treat the proceeds of such sale in the same manner as cash dividends received by the Agent on Shares held in its custody hereunder.

                  c. TAX RESPONSIBILITIES. The automatic reinvestment of dividends under the Plan will not relieve a Participant (or Eligible Employee with a Plan Account) of any income or other tax which may be due on or with respect to such dividends. The Agent shall report to each Participant (or Eligible Employee with a Plan Account) the amount of dividends credited to his or her Plan Account.

                          SECTION 11 - VOTING OF SHARES
                          -----------------------------

                  A Participant shall have no interest or voting right in any Shares until such Shares have been actually purchased by the Agent in the Participant's behalf. Shares held for a Participant (or Eligible Employee with a Plan Account) in his or her Plan Account will be voted in accordance with the Participant's (or Eligible Employee's) express written directions. In the absence of any such directions, such Shares will not be voted.



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                           SECTION 12 - SALE OF SHARES
                           ---------------------------

                  Subject to the provisions of Section 19, a Participant may at any time, and without withdrawing from the Plan, by giving notice to the Agent, direct the Agent to sell all or part of the Shares held on behalf of the Participant. Upon receipt of such a notice on which the Participant's signature is guaranteed by a bank or trust company, the Agent shall, as soon as practicable after receipt of such notice, sell such Shares in the marketplace at the prevailing market price and transmit the net proceeds of such sale (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant. In such event, the Participant shall be ineligible to participate in the Plan during the Offering Period following the Offering Period in which the sale of Shares occurred.

                     SECTION 13 - WITHDRAWALS FROM THE PLAN
                     --------------------------------------

                  a. GENERAL RULE. A Participant may at any time, by giving written notice to the Administrator or Employer, withdraw from the Plan or, without withdrawing from the Plan but by giving written notice to the Administrator or Employer, revoke his or her authorization for payroll deduction for the Offering Period in which such revocation is made. A Participant who withdraws from the Plan or revokes authorization for payroll deduction may not again participate under the Plan until the Offering Period subsequent to the Offering Period during which the Participant withdrew from the Plan or revoked payroll deduction authorization with respect thereto.

                  b. REFUND OF AMOUNTS NOT USED TO PURCHASE SHARES. At the time of any withdrawal or revocation under this Section, any amount deducted from payroll which has not previously been used to purchase Shares will be refunded to the Participant in cash or used to purchase Shares, at the election of the Participant.

                  c. WITHDRAWAL OF SHARES. Upon any withdrawal under this Section, a Participant, in his or her notice of withdrawal, may elect to receive either Shares or cash for the full number of Shares then being held in his or her Plan Account. If the Participant elects cash, the Agent shall sell such Shares in the marketplace at the prevailing market price and send the net proceeds (less any bank service fees, brokerage charges, transfer taxes, and any other transaction fee, expense or cost) to the Participant. If no election is made in a notice of withdrawal, a certificate shall be issued to the Participant for all full Shares held in the Participant's Account. In every case of withdrawal from the Plan, fractional Shares allocated to a Participant's Plan Account will be paid in cash at the Closing Value of such Shares on the date such withdrawal becomes effective (or as soon thereafter as is administratively feasible).

                     SECTION 14 - SEPARATION FROM EMPLOYMENT
                     ---------------------------------------

                  Separation from employment for any reason, including death, disability, termination or retirement shall be treated as a withdrawal from the Plan, as described in Section 13. A service fee will not be charged for any withdrawal attributable to a separation from employment.



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                             SECTION 15 - ASSIGNMENT
                             -----------------------

                  Neither payroll deductions credited to a Participant's account nor any rights or Shares held under the Plan may be assigned, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant other than by will or the laws of descent and distribution. Any such assignment, alienation, transfer, pledge, or other disposition shall be without effect, except that the Administrator may treat such act as an election to withdraw from the Plan as described in Section 13. A Participant's right to purchase Shares under this Plan may be exercisable during the Participant's lifetime only by the Participant.

                SECTION 16 - ADJUSTMENT OF AND CHANGES IN SHARES
                ------------------------------------------------

                  If at any time after the effective date of the Plan the Company shall subdivide or reclassify the Shares which have been sold or may be offered and sold under the Plan, or shall declare thereon any dividend payable in Shares, then the number and class of Shares which may thereafter be offered and sold (in the aggregate and to any Participant) shall be adjusted accordingly and in the case of each subscription outstanding at the time of any such action, the number and class of Shares which may thereafter be purchased pursuant to such subscription and the Purchase Price shall be adjusted to such extent as may be determined by the Company or Administrator, following consultation with the Company's independent certified public accountants and legal counsel, to be necessary to preserve the rights of such subscribers.

                SECTION 17 - AMENDMENT OR TERMINATION OF THE PLAN
                -------------------------------------------------

                  The Board shall have the right, at any time, to amend, modify or terminate the Plan without notice; however, no Participant's outstanding subscriptions shall be adversely affected by any such amendment, modification or termination. Designations of participating corporations may be made from time to time from among a group of corporations consisting of the Employer, its parent and its Subsidiaries (including corporations that become Subsidiaries or a parent after the adoption and approval of the Plan).

                           SECTION 18 - ADMINISTRATION
                           ---------------------------

                  a. ADMINISTRATION. The Plan shall be administered by the Administrator. The Administrator shall be responsible for the administration of all matters under the Plan which have not been delegated to the Agent. The Administrator shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Administrator.

                  b. SPECIFIC RESPONSIBILITIES.The Administrator's responsibilities shall include, but shall not be limited to:



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                           (1)      interpreting the Plan (including issues
                                    relating to the definition and application of "Compensation");

                           (2) identifying and compiling a list of persons who are Eligible Employees for an Offering Period;

                           (3) identifying those Eligible Employees not entitled to subscribe for Shares during any Offering Period on account of the limitations described in Section 3 b. hereof; and

                           (4) providing prompt notice to the Agent of the enrollment of Eligible Employees, the Shares to be credited to Participants' Plan Accounts, and any written notices of withdrawal or revocation of authorization filed with the Administrator by individual Participants.

The Administrator may from time to time adopt rules and regulations for carrying out the terms of the Plan. Interpretation or construction of any provision of the Plan by the Administrator shall be final and conclusive on all persons, absent specific and contrary action taken by the Board. Any interpretation or construction of any provision of the Plan by the Board shall be final and conclusive.

                    SECTION 19 - SECURITIES LAW RESTRICTIONS
                    ----------------------------------------

                  Notwithstanding any provision of the Plan to the contrary:

                  a. NEED FOR REGISTRATION STATEMENT. No payroll deductions shall take place and no Shares may be purchased under the Plan until a registration statement has been filed and become effective with respect to the issuance of the Shares covered by the Plan under the Act.

                  b. INSIDER RESTRICTIONS. The following restrictions or provisions shall apply to Participants who are officers (as defined in Rule 16a-1 under the Securities Exchange Act of 1934) of the Company:

                           (1) Any withdrawal of Shares from such a Participant's Account shall suspend the right of such Participant to have Shares purchased under both the employee stock purchase feature of the Plan and the dividend reinvestment feature of the Plan, for a period of six (6) months;

                           (2)      Any such Participant who ceases
                                    participation in the Plan or who revokes his or her authorization for payroll deduction pursuant to Section 13 may not again participate in the Plan or authorize any additional payroll deductions, for a period of at least six (6) months;


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



                           (3) Any certificates evidencing ownership of Shares purchased under the Plan for such a Participant may be legended to disclose the restrictions set forth in this Section; and


                           (4) Any such Participant who wishes to withdraw or sell Shares must withdraw or sell all of such Participant's Shares held under the Plan.


                  SECTION 20 - NO INDEPENDENT EMPLOYEE'S RIGHTS
                  ---------------------------------------------

                  Nothing in the Plan shall be construed to be a contract of employment between an Employer or Subsidiary and any Employee, or any group or category of Employees (whether for a definite or specific duration or otherwise), or to prevent the Employer, its parent or any Subsidiary from terminating any Employee's employment at any time, without notice or recompense. No Employee shall have any rights as a shareholder with respect to any Shares until such Shares have actually been purchased in his or her behalf by the Agent.

                     SECTION 21 - AGENT'S POWERS AND DUTIES
                     --------------------------------------

                   a. ACCEPTANCE. The Agent accepts the agency created under this Plan and agrees to perform the obligations imposed hereunder.

                  b. RECEIPT OF SHARES AND DIVIDENDS. The Agent shall be accountable to each Participant for Shares held in the Participant's Plan Account and dividends received with respect thereto.

                  c. RECORDS AND STATEMENTS. The records of the Agent pertaining to the Plan shall be open to inspection by the Company at all reasonable times and may be audited from time to time by any person or parties specified by the Company in writing. The Agent shall furnish the Company with whatever information relating to the Plan Accounts the Company considers necessary, including, without limitation, any information required to be furnished, if any, to Participants each January 31 pursuant to Section 6039(a)(2) of the Code and related regulations.

                  d. FEES AND EXPENSES. The Agent shall receive from the Company reasonable annual compensation as may be agreed upon from time to time between the Company and the Agent. In the event the Agent resigns or is removed before the end of the year for which compensation was paid, the compensation paid to the Agent for the year will be prorated (i.e., number of months of services rendered/12) and the Agent will return any compensation in excess of the prorated fee which was paid in advance.

                  e. RESIGNATION. The Agent may resign at any time as Agent of the Employer and Participants by giving sixty (60) days' written notice in advance to the Company, or if the Plan is amended or modified by the Board and the Agent is unable to comply with such amendment or modification, the Agent may resign immediately.

                  f. REMOVAL. The Company, by giving sixty (60) days' written notice in advance to the Agent, may remove the Agent. In the event of the resignation or removal of the Agent, the Company shall promptly appoint a successor Agent if it intends to continue the Plan.

                  g. INTERIM DUTIES AND SUCCESSOR AGENT. Each successor Agent shall succeed to the title of the Agent vested in its predecessor by accepting in writing its appointment as successor Agent and filing the acceptance with the former Agent and the Company without the signing or filing of any further statement. The resigning or removed Agent, upon receipt of acceptance in writing of the agency by the successor Agent, shall execute all documents and do all acts necessary to vest the title in any successor Agent. Each successor Agent shall have and enjoy all of the powers conferred under this Plan upon its predecessor. No successor Agent shall be personally liable for any act or failure to act of any predecessor Agent. With the approval of the Company, a successor Agent may accept the account rendered and the property delivered to it by a predecessor Agent without incurring any liability or responsibility for so doing.

                  h. LIMITATION OF LIABILITY TO PARTICIPANTS. The Agent shall not be liable hereunder for any act or failure to act including, without limitation, any claim of liability arising out of a failure to terminate a Participant's Plan Account upon such Participant's death or adjudication of incompetency prior to the receipt by the Agent of notice in writing of such death or incompetency.

                           SECTION 22 - APPLICABLE LAW
                           ---------------------------

                  The Plan shall be construed, administered and governed in all respects under the laws of the State of Ohio to the extent such laws are not preempted or controlled by federal law.

                     SECTION 23 - DESIGNATION OF BENEFICIARY
                     ---------------------------------------

                  Participants shall file with the Administrator a written designation of a beneficiary who is to receive his or her Shares and/or cash under the Plan in the event of his or her death. Such designation of beneficiary may be changed by the Participant at any time by written notice. Upon the death of a Participant and upon receipt by the Administrator of proof of the identity and existence of a beneficiary validly designated by the Participant under the Plan, the Administrator or Agent shall deliver such Shares and/or cash to the beneficiary. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of the Participant's death, the Administrator or Agent shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant. No beneficiary shall, prior to the death of the Participant by whom he or she has been designated, acquire any interest in the Shares and/or cash credited to the Participant under the Plan.

                      SECTION 24 - MERGER OR CONSOLIDATION
                      ------------------------------------

                  If the Company shall at any time merge into or consolidate with another corporation or business entity, each Participant will thereafter be entitled to receive at the end of the Offering Period (during which such merger or consolidation occurs) the securities or property which a holder of Shares was entitled to upon and at the time of such merger or consolidation. The Board shall determine the kind and amount of such securities or property which each Participant shall be entitled to receive. A sale of all or substantially all of the assets of the Company shall be deemed a merger or consolidation for the foregoing purposes.


                  IN WITNESS WHEREOF, The E.W. Scripps Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Agent, have executed this Plan in Cincinnati, Ohio, on the 20th day of November, 1997.


                                  THE E.W. SCRIPPS COMPANY


                                  By: /s/ M. Denise Kuprionis
                                     -------------------------------------

                                  Its: Corporate Secretary
                                      ------------------------------------


                                  MERRILL LYNCH, PIERCE, FENNER & SMITH
                                  INCORPORATED


                                  By: /s/ Juliet Parsons Betzel
                                     -------------------------------------

                                  Its: Account Representative
                                      ------------------------------------